Waiver of Withdrawal Charge Rider

The purpose of this rider is to provide a Waiver of Withdrawal Charge based on conditions described in the rider.

This rider forms a part of the Base Contract to which it is attached. This rider is effective on the Issue Date of the Base Contract. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider will terminate as indicated in the Termination of this Rider section.

Definitions

The following terms are added to the “Definitions” section.

Activities of Daily Living (ADLs)
•	Bathing: Washing oneself by sponge bath, in either a tub or shower, including the task of getting into or out of the tub or shower without Substantial Assistance.
•
Continence: The ability to maintain control of bowel and bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene, including caring for a catheter or colostomy bag without Substantial Assistance.

•	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs without Substantial Assistance.
•	Eating: Feeding oneself by getting food into one’s body from a receptacle (such as a plate, cup or table), or by feeding tube or intravenously without Substantial Assistance.
•	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene without Substantial Assistance.
•	Transferring: Moving into or out of a bed, chair, or wheelchair without Substantial Assistance.

Assisted Living Facility
A facility is an Assisted Living Facility if all of the following apply:
•	Is licensed or certified, if required by law.
•	Is primarily engaged in providing ongoing care and related services in a single location.
•	Has at least one trained staff member on duty 24 hours a day.
•	Provides continuous room and board.
•	Provides help or supervision for residents who are unable to perform activities of daily living or who have severe cognitive impairment.
•	Has formal procedures for managing all medical needs or emergencies, including the handling and dispensing of drugs and medical treatments (both prescription and non-prescription).
•	Has formal arrangements for a physician or registered nurse (RN) to be available in an emergency.

Authorized Person
The person(s) who may be used to determine Proof of Eligibility for this rider, which is limited to an Owner, or Annuitant if the contract is owned by a non-individual.

Eligible Facility
A facility is considered an Eligible Facility if it is a Hospital, Nursing Facility, or Assisted Living Facility, and is not an Excluded Facility.

Excluded Facility
A facility is an Excluded Facility if it is any of the following:
•	An individual’s home.
•	An independent living facility or congregate housing for adults.
•	A facility that primarily provides domiciliary, residency, or retirement care, or is a training facility.
•	A convalescent home, board and rest home, or home for the aged.
•	An unlicensed or uncertified facility for which licensing and/or certification are required.
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Definitions continued from the previous page

Hospital
A facility is a Hospital if any of the following apply:
•	Is licensed as a hospital by the proper authority of the jurisdiction in which it is located.
•	Is accredited as a hospital by the Joint Commission on the Accreditation of Healthcare Organizations (JCAHO).
•	Operates as a hospital under law.

Nursing Facility
A facility is a Nursing Facility if all of the following apply:
•	Is licensed as a nursing facility by the proper authority of the jurisdiction in which it is located.
•	Provides 24-hour services appropriate to the needs of residents and supervised by a licensed physician.
•	Provides medical and nursing services as needed, supervised by a licensed physician or RN.
•	Maintains a daily medical record of each patient.

Physician
A person who:
•	is licensed to practice medicine and surgery and prescribe and administer drugs;
•	is legally qualified as a medical practitioner and required to be recognized, under this rider for insurance purposes, according to applicable state insurance laws; or
•	meets the requirements of section 1861(r)(1) of the Social Security Act.

We will consider a person to be a Physician only when the person is performing tasks that are within the limits of the person’s medical license and such tasks are appropriate to the certification of the Authorized Person’s ability or inability to perform ADLs. We will not recognize the Authorized Person, Annuitant, or an Immediate Family Member as a Physician for claims that you make to us under this rider.

Substantial Assistance
Stand-by or hands-on assistance without which the Authorized Person would not be able to safely and completely perform the ADL. Stand-by assistance means the presence of another person within arm’s reach of the Authorized Person that is necessary to prevent, by physical intervention, injury to the Authorized Person while he or she is performing the ADL. Hands-on assistance means direct physical assistance of another person.

Waiver of Withdrawal Charge

Withdrawal Charge Waiver
After the first Contract Year, you may make a Withdrawal without incurring a Withdrawal Charge if all of the following are true for either the Confinement Eligibility or ADL Eligibility:

Confinement Eligibility:
•	An Authorized Person begins confinement in an Eligible Facility after the first Contract Anniversary.
•	The same Authorized Person is confined to an Eligible Facility for at least 90 days in a 120-day period. The 90 day confinement does not need to be consecutive.
•	We receive and accept Proof of Eligibility while the Authorized Person is confined to an Eligible Facility or no later than one year after the Authorized Person is discharged.

ADL Eligibility:
•	On the Issue Date, the Authorized Person was able to perform without Substantial Assistance each ADL.
•	A Physician certifies that the Authorized Person is unable to perform without Substantial Assistance at least two ADLs for at least 90 continuous days.
We receive and accept Proof of Eligibility no later than one year after the certification.
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Proof of Eligibility
We must receive Proof of Eligibility for Confinement Eligibility or ADL Eligibility and a fully completed claim form before we will waive the Withdrawal Charge. You can contact us to request a claim form. For Proof of Eligibility, we must receive all of the following depending on whether you establish Benefit Eligibility under either Confinement Eligibility or ADL Eligibility identified above:

Confinement Eligibility
•	Documentation that the facility is an Eligible Facility.
•	A copy of the Eligible Facility’s license or certification, if any.

ADL Eligibility
•
Notice of the Physician certification, including documentation supported by clinical, radiological, histological, and laboratory evidence of the certification. We will not require any medical receipts.

For Proof of Eligibility to establish ADL Eligibility, we may require, at our expense, an examination or tests by a Physician of our choice. If a difference of opinion occurs between the Authorized Person’s Physician and our Physician, a third opinion will be obtained, at our expense, from a Physician agreed upon by both you and us. This third opinion will be final.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider will terminate upon the earlier of the last Business Day before the Annuity Date or termination of the Base Contract.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office on the Issue Date.

Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-0197].
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